Exhibit 99.1

Definitions

•	“we,” “our,” “us,” the “Company” and “SunOpta” refer to SunOpta Inc. and its subsidiaries, taken together as a whole;

•	“Acquisition Financing Transactions” refers to (i) the Common Stock Offering, (ii) borrowings of $330.0 million of term loans under the Second Lien Loan Agreement and (iii) borrowings of approximately $59.5 million under our North American credit facilities, each in connection with the Sunrise Acquisition;

•	“Citrusource” refers to Citrusource LLC, a producer of premium not-from-concentrate private label organic and conventional orange juice and citrus products we acquired on March 2, 2015;

•	“Common Stock Offering” refers to the offering of 16,670,000 common shares of SunOpta Inc. at a public offering price of $6.00 per common share, which offering closed on September 30, 2015;

•	“European credit facilities” refers to the secured revolving credit facilities previously provided under the Amendment and Restatement to the Multipurpose Facilities Agreement, dated as of October 14, 2014, among The Organic Corporation, as guarantor, the borrowers party thereto and ING Bank N.V., as facility agent and security agent;

•	“Exchange” refers to the private exchange of Senior Term Loans under the Second Lien Loan Agreement held by the lenders thereof for Notes issued pursuant to an indenture to be entered into among SunOpta Foods Inc., the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”);

•	“Global Credit Facility” refers to the credit facilities provided under the Credit Agreement, dated as of February 11, 2016, as amended by the First Amendment thereto, dated October 7, 2016, among SunOpta Inc., SunOpta Foods Inc., The Organic Corporation B.V., the other borrowers and guarantors party thereto, the lenders party thereto, Bank of America, N.A., as U.S. Administrative Agent, Bank of America, N.A. (acting through its Canada Branch), as Canadian Administrative Agent, Bank of America, N.A. (acting through its London Branch), as Dutch Administrative Agent, and Bank of America, N.A., as Collateral Agent;

•	the “Guarantors” refers to SunOpta Inc. and certain subsidiaries of SunOpta Inc. that will initially guarantee the Notes;

•	the “Issuer” refers to SunOpta Foods Inc., a wholly-owned subsidiary of SunOpta Inc., and the issuer of the Notes;

•	“Niagara Natural” refers to Niagara Natural Fruit Snack Company Inc., a manufacturer of all-natural fruit snacks we acquired on August 11, 2015;

•	“Notes” refers to the $230,998,000 of 9.5% Senior Secured Second Lien Notes due 2022 to be exchanged for $230,998,000 aggregate principal amount of Senior Term Loans on October 20, 2016;

•	“North American credit facilities” refers to the secured revolving credit facilities previously provided under the Seventh Amended and Restated Credit Agreement, dated as of July 27, 2012 (as amended to the date hereof), among SunOpta Inc. and SunOpta Foods Inc., as borrowers, certain affiliates of the borrowers, as obligors, Bank of Montreal, as agent, and the lenders and other financial institutions party thereto;

•	“Opta Minerals” refers to Opta Minerals Inc. and its subsidiaries, which produce, distribute and recycle industrial minerals, silica-free abrasives and specialty sands, of which we owned approximately 66% as of January 2, 2016 before disposing of our interest in a transaction completed on April 6, 2016;

•	“Second Lien Loan Agreement” refers to the Second Lien Loan Agreement, dated as of October 9, 2015, as amended by the First Amendment to Second Lien Loan Agreement, dated October 7, 2016, among SunOpta Foods Inc., as borrower, SunOpta Inc. and certain subsidiaries of SunOpta Inc., as guarantors, Bank of Montreal, as administrative agent and collateral agent, and the lenders party thereto;

•	“Sunrise” refers to Sunrise Holdings (Delaware), Inc. and its subsidiaries;

•	“Sunrise Acquisition” refers to the acquisition of Sunrise Holdings, the direct parent of Sunrise Growers, Inc., which we completed on October 9, 2015;

•	“Sunrise Holdings” refers to Sunrise Holdings (Delaware), Inc. and not any of its subsidiaries; and

•	“Transactions” collectively refers to (i) the Acquisition Financing Transactions, (ii) the Sunrise Acquisition and (iii) the payment of our estimated related fees and expenses in connection with each of the foregoing.

Recent Developments

Second Lien Loan Agreement

On October 9, 2015 (the “Sunrise Closing Date”), SunOpta Foods Inc. entered into the Second Lien Loan Agreement, pursuant to which SunOpta Foods Inc. borrowed an aggregate principal amount of $330.0 million of term loans. The net proceeds of the term loans were used to partially fund the Sunrise Acquisition. The Second Lien Loan Agreement is guaranteed by SunOpta Inc. and all of SunOpta Inc.’s North American subsidiaries that guarantee our Global Credit Facility (together with SunOpta Inc., the “Second Lien Loan Agreement Guarantors”), subject to certain exceptions, and is secured on a second-priority basis by security interests on all of the Issuer’s and the Second Lien Loan Agreement Guarantors’ assets that secure our Global Credit Facility, subject to certain exceptions and permitted liens.

The term loans made under the Second Lien Loan Agreement on the Sunrise Closing Date (the “Initial Loans”) matured on October 9, 2016 (the “Interim Loan Conversion Date”). All Initial Loans outstanding on the Interim Loan Conversion Date automatically converted into term loans (such converted loans, the “Senior Term Loans”), which mature on the seventh anniversary of the Sunrise Closing Date. The Senior Term Loans bear interest at 9.5% per annum. The lenders under the Second Lien Loan Agreement have the right to exchange their Senior Term Loans for notes in a corresponding principal amount which would mature on the Maturity Date. On October 5, 2016, the lenders under the Second Lien Loan Agreement whose Senior Term Loans were not repaid in the Oaktree Investment Transactions (as defined below) notified us of their intent to exercise the right to exchange their Senior Term Loans for the Notes. The exchange of the Senior Term Loans for the Notes pursuant to the terms of the Second Lien Loan Agreement will not be a taxable event for United States federal income tax purposes.

On October 7, 2016, Oaktree Organics, L.P. and Oaktree Huntington Investment Fund II, L.P., each of which is an affiliate of Oaktree Principal Fund VI, L.P., invested $85.0 million in Series A exchangeable preferred shares of SunOpta Foods Inc., the net proceeds of which were used to repay a portion of the Initial Loans (the “Oaktree Investment Transactions”). For additional information regarding the Oaktree Investment Transactions, see “—Oaktree Preferred Stock Investment.” As of October 20, 2016, we have repaid $99.0 million in aggregate principal amount of the Initial Loans, including the amount repaid with the net proceeds of the Oaktree Investment Transactions.

Oaktree Preferred Stock Investment

On June 27, 2016, we announced that we had engaged external financial and legal advisors to review our operating plan and to evaluate a range of strategic and financial actions that we could undertake to maximize shareholder value. The strategic review arose out of our recent discussions with our largest shareholders, some of which had advocated that we examine value maximization strategies. We also announced that we had engaged a global executive search firm to assist in identifying candidates who can add additional operating, industry and capital markets experience and expertise to the Board of Directors of SunOpta Inc. (the “Board”). The strategic review was concluded on October 7, 2016 with the announcement of a strategic partnership with Oaktree Capital Management LP, a private equity investor (together with its affiliates, “Oaktree”).

Securities Subscription Agreement

On October 7, 2016 (the “Preferred Investment Closing Date”), SunOpta Inc. and SunOpta Foods Inc. entered into a subscription agreement (the “Subscription Agreement”) with Oaktree. Pursuant to the Subscription Agreement, SunOpta Foods Inc. issued an aggregate of 85,000 shares of Preferred Stock (as defined below) to Oaktree for consideration in the amount of $85.0 million (the “Aggregate Proceeds”). The Aggregate Proceeds were used to prepay a portion of the principal outstanding under the Second Lien Loan Agreement, and to pay expenses associated with the transaction.

In connection with the Subscription Agreement, on the Preferred Investment Closing Date, SunOpta Inc. and SunOpta Foods Inc., as applicable, also entered into the Investor Rights Agreement, the Exchange and Support Agreement, the Voting Trust Agreement and the Debt Amendments (each as defined below).

Preferred Stock

In connection with the Subscription Agreement, SunOpta Foods Inc. has executed and filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation to, among other things, authorize and establish the rights and preferences of the Series A Preferred Stock in the capital of SunOpta Foods Inc. (the “Preferred Stock”). The Preferred Stock is a new class of equity security that ranks senior to the common stock and any other shares of stock junior to the Preferred Stock in the capital of SunOpta Foods Inc. with respect to distribution rights and rights upon liquidation.

The holders of Preferred Stock (the “Holders”) will be entitled to receive quarterly distributions (“Dividends”) on each share of Preferred Stock. The annualized rate of the Dividends will be 8.0% prior to October 5, 2025, and 12.5% thereafter, in each case of $1,000 per share (the “Liquidation Preference”), subject to certain adjustments. Prior to October 5, 2025, SunOpta Foods Inc. may pay Dividends in cash or elect, in lieu of paying cash, to add the amount that would have been paid to the Liquidation Preference. On the occurrence of certain events of noncompliance (an “Event of Noncompliance”), following a 30-day cure period, the rate of Dividends payable will increase by 1.0% quarterly, subject to a maximum increase of 5.0%. The failure to pay Dividends in cash after October 4, 2025 will be an Event of Noncompliance.

At any time the Holders may exchange their shares of Preferred Stock, in whole or in part, for a number of common shares in the capital of SunOpta Inc. (“Common Shares”) equal to, per share of Preferred Stock, the quotient of the Liquidation Preference divided by $7.50 (such price, the “Exchange Price” and such quotient, the “Exchange Rate”). The Exchange Price is subject to customary anti-dilution adjustments, including weighted-average adjustment for issuances of Common Shares below the Exchange Price, provided that the Exchange Price may not be lower than $7.00 (subject to adjustment in certain circumstances).

SunOpta Foods Inc. may cause the Holders to exchange all of the Preferred Stock into a number of Common Shares equal to the number of shares of Preferred Stock outstanding multiplied by the Exchange Rate if (i) fewer than 10% of the shares of Preferred Stock issued on the Preferred Investment Closing Date remains outstanding or (ii) on or after the third anniversary of the Closing Date, the average volume-weighted average price of the Common Shares during the then preceding 20 trading day period is greater than 200% of the Exchange Price. Common Shares delivered on an exchange caused by SunOpta Foods Inc. must be freely tradable by the Holders under applicable securities laws.

At any time on or after the fifth anniversary of the Preferred Investment Closing Date, SunOpta Foods Inc. may redeem all of the Preferred Stock. The amount to be paid by SunOpta Inc. to the Holders on redemption is an amount, per share of Preferred Stock, equal to the Liquidation Preference.

Upon certain events involving a change of control of SunOpta Inc., SunOpta Foods Inc. must use reasonable efforts to allow the Holders to exchange shares of the Preferred Stock for a security in the surviving or successor entity that has the same rights, preferences and privileges as the Preferred Stock as adjusted for the change of control. SunOpta Foods Inc. will also offer to redeem the Preferred Stock at an amount per share equal to the greater of (i) the Liquidation Preference plus an amount equal to the value of incremental Dividends through to the fifth anniversary of the Preferred Investment Closing Date and (ii) the amount payable per Common Share in such change of control multiplied by the Exchange Rate. Such offer to redeem by SunOpta Foods Inc. will be made at an amount per share equal to the Liquidation Preference if the aggregate number of Common Shares delivered in exchange for Preferred Stock exceeds 17,130,757, which is 19.99% of the outstanding Common Shares on the day preceding the Preferred Investment Closing Date (such number, “Preferred Investment Closing Date Shares”). If, following an offer by SunOpta Foods Inc. on a change of control, any shares of Preferred Stock are redeemed at a per share price above the Liquidation Preference, the number of shares of Preferred Stock that may thereafter be exchanged for Common Shares must not exceed the Preferred Investment Closing Date Shares.

At any time if a Holder elects to exchange, or SunOpta Foods Inc. causes an exchange of, Preferred Stock, the number of Common Shares delivered to each applicable Holder may not cause such Holder’s beneficial ownership (as defined in Section 13(d) of the Exchange Act) to exceed 19.99% of the Common Shares that would be outstanding immediately following such exchange (the “Beneficial Ownership Exchange Cap”), unless the Shareholder Approval has been obtained (as defined below).

Investor Rights Agreement

In connection with the Subscription Agreement, SunOpta Inc., SunOpta Foods Inc. and Oaktree entered into an investor rights agreement dated October 7, 2016 (the “Investor Rights Agreement”) providing for certain additional rights and obligations of Oaktree.

Pursuant to the Investor Rights Agreement, for so long as Oaktree beneficially owns or controls at least 50% of the Preferred Stock issued on the Preferred Investment Closing Date, including any corresponding Common Shares into which such Preferred Stock is exchanged, Oaktree will be entitled to:

•	participation rights with respect to future equity offerings of SunOpta Inc.; and

•	governance rights, including the right to approve certain actions proposed to be taken by SunOpta Inc. and its subsidiaries, as more particularly set out in the Investor Rights Agreement.

Oaktree will be entitled to designate two nominees (each an “Oaktree Nominee”) for election to the Board for so long as Oaktree beneficially owns or controls at least 11.1% of the Common Shares, on an as-exchanged basis. If Oaktree beneficially owns or controls less than 11.1% but more than 5% of the Common Shares, on an as-exchanged basis, it will be entitled to designate one Oaktree Nominee. Each Oaktree Nominee must be an individual acceptable to SunOpta Inc., acting reasonably, and eligible to serve as a director of SunOpta Inc. pursuant to applicable law. In addition, for so long as Oaktree beneficially owns or controls at least 5% of the Common Shares, on an as-exchanged basis, Oaktree has the right to designate one individual (and one alternate) to attend meetings of the Board as a non-voting observer (the “Observer”).

The initial Oaktree Nominees are Dean Hollis and Albert D. Bolles and were appointed as directors of SunOpta Inc. on October 7, 2016.

Pursuant to the Investor Rights Agreement, Oaktree has agreed to a standstill with respect to the acquisition of additional securities of SunOpta Inc., subject to certain exceptions. Such exceptions include (a) pursuant to an agreement with the Company and the consent of the Board, acquiring Common Shares pursuant to a formal tender offer or take-over bid, which when aggregated with the existing Common Shares beneficially owned or controlled by Oaktree, on an as-exchanged basis, does not exceed 27% of the outstanding Common Shares, on a partially diluted basis and (b) the ability of Oaktree to purchase up to 3,000,000 Common Shares on the market or in private transactions within 12 months of the Preferred Investment Closing Date without the prior written consent of the Company. The standstill continues until the later of (a) 24 months following the Preferred Investment Closing Date and (b) 12 months following the later of the date on which (i) no Oaktree Nominee serves on the Board and (ii) the governance rights referred to above are terminated. Oaktree has also agreed to a lock-up that prohibits it from selling Preferred Stock or Common Shares issuable upon exchange of the Preferred Stock prior to April 7, 2018, subject to certain exceptions.

Pursuant to the Investor Rights Agreement, Oaktree may request that SunOpta Inc. seek to obtain approval by the shareholders of SunOpta Inc. of a resolution to (i) remove the Beneficial Ownership Exchange Cap, (ii) remove the Voting Cap (as defined below under “Special Voting Shares and Voting Trust Agreement”) and (iii) waive the application of SunOpta Inc.’s shareholder rights plan to the acquisition by Oaktree of beneficial ownership of the Special Voting Shares and Common Shares issued on exchange of the Preferred Stock (collectively, the “Shareholder Approval”).

Exchange and Support Agreement

In connection with the Subscription Agreement, SunOpta Inc., SunOpta Foods Inc. and Oaktree entered into an exchange and support agreement dated October 7, 2016 (the “Exchange and Support Agreement”), providing for, among other things, the grant by SunOpta Inc. to each Holder, from time to time, of the right to exchange such Preferred Stock with SunOpta Inc. for Common Shares and the obligation of SunOpta Inc. to ensure SunOpta Foods Inc. has sufficient funds to enable SunOpta Foods Inc. to pay its obligations under the terms of the Preferred Stock.

Special Voting Shares and Voting Trust Agreement

On October 7, 2016, SunOpta Inc. filed Articles of Amendment to designate a series of special shares as Special Shares, Series 1 (the “Special Voting Shares”). The Special Voting Shares entitle the holder thereof to one vote per Special Voting Share on all matters submitted to a vote of the holders of Common Shares, together as a single class, subject to certain exceptions.

In connection with the Subscription Agreement, 11,333,333 Special Voting Shares were issued to and deposited with an affiliate of Oaktree (the “Trustee”), as trustee for and on behalf of Oaktree and their affiliates that may hold the Preferred Stock from time to time pursuant to a voting trust agreement dated October 7, 2016 (the “Voting Trust Agreement”) between SunOpta Inc., SunOpta Foods Inc., Oaktree and the Trustee. Pursuant to the Voting Trust Agreement, additional Special Voting Shares will be issued, or existing Special Voting Shares shall be redeemed, as necessary to ensure that the aggregate number of Special Voting Shares outstanding is equal to the number of shares of Preferred Stock outstanding from time to time multiplied by the quotient obtained by dividing the Liquidation Preference at such time by the Exchange Price in effect at such time (subject to adjustment in certain circumstances), subject to certain restrictions.

Pursuant to the Voting Trust Agreement, until the Shareholder Approval is obtained, the voting rights attached to the Special Voting Shares are also subject to the following restrictions:

(a)	the aggregate number of votes exercised by Oaktree in respect of the Special Voting Shares shall not exceed 17,130,757, being 19.99% of the outstanding Common Shares on the Preferred Investment Closing Date (the “Voting Cap”), subject to adjustment in certain circumstances; and

(b)	the aggregate number of votes exercised by the Investors in respect of the Special Voting Shares shall not exceed the number of Common Shares that Oaktree would be entitled to receive upon exchange of its Preferred Stock in compliance with the Beneficial Ownership Exchange Cap.

The Special Voting Shares are not transferrable and the voting rights associated with the Special Voting Shares will terminate upon the transfer of the Preferred Stock to a third party, other than a controlled affiliate of Oaktree.

Amendments to the Global Credit Facility and the Second Lien Loan Agreement

In connection with the transactions detailed above, on October 7, 2016, SunOpta Inc., SunOpta Foods Inc. and the other guarantors and/or borrowers party thereto entered into amendments (the “Debt Amendments”) to (i) SunOpta Foods Inc.’s revolving asset-based credit facility with the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent, and (ii) the Second Lien Loan Agreement. These amendments amended the covenants limiting restricted payments and indebtedness and certain other provisions and definitions of these agreements to allow for the issuance of the preferred stock by SunOpta Foods Inc. Additionally, the Second Lien Loan Agreement was amended to permit the non-pro rata repayment of loans held by certain lenders thereunder with the net proceeds of the issuance of the Preferred Stock.

Board of Directors Changes

In addition, on October 7, 2016, the size of the board of directors of the Company was increased to nine, and Dean Hollis and Albert D. Bolles were appointed as directors of the Company. Messrs. Hollis and Bolles are the Oaktree Nominees that were appointed pursuant to the terms of the Investor Rights Agreement. See “—Oaktree Preferred Stock Investment—Investor Rights Agreement.”

On October 7, 2016, in connection with the Oaktree Investment Transactions, Douglas Greene resigned as a director of the Company and Brendan Springstubb was appointed as a director of the Company, to fill the vacancy among the directors created by the resignation of Douglas Greene. Mr. Springstubb is a Principal at Engaged Capital LLC, one of our largest shareholders.

Operations, Management and Governance Review

Although our strategic review is now concluded, we are conducting a thorough review of our operations, management and governance in partnership with Oaktree, with the objective of maximizing our ability to deliver long-term value to our shareholders. We expect to provide an update on these efforts in conjunction with our third quarter earnings release.

We expect to announce changes that build on the significant enhancements to our corporate governance described above under “—Board of Directors Changes.” The Board has committed to a further review of governance and leadership with a particular focus on continuing to add independent directors with significant operating and supply chain expertise in the food industry and continuing to ensure that we have the management resources to implement our strategy and the action items that emerge from our operational review.

We are also considering a number of operational actions to improve our profitability and streamline our operations for long-term success. These actions may include rationalization or consolidation of certain of our operations or facilities, reinvestment in certain of our operations or facilities, investments in personnel, processes and tools, as well as other cost saving initiatives. These actions could consume capital resources and could also give rise to impairment and other restructuring charges that would be both cash and non-cash in nature.

See “Risk Factors—Risks Related to Our Ongoing Operational Review and Our Business Acquisitions—We are conducting a thorough review of our operations, management and governance.” Both the process of conducting this review and its outcome and implementation could pose a number of risks whose occurrence could have an adverse impact on our business, financial condition or results of operations.

Recall of Certain Roasted Sunflower Kernel Products

During the second quarter of 2016, we announced a voluntary recall of certain roasted sunflower kernel products produced at our Crookston, Minnesota facility due to potential contamination with Listeria monocytogenes bacteria. The affected sunflower products originated from the Crookston facility between May 31, 2015 and April 21, 2016. For the first half of 2016, we recognized estimated losses of $16.0 million related to this recall, reflecting the estimated cost of the affected sunflower kernel products expected to be returned to or replaced by us and the estimated cost to reimburse customers for costs incurred by them related to the recall of their retail products that contain the affected sunflower kernels as an ingredient or component. However, these losses do not reflect costs associated with the interruption of production at the Crookston facility for the period from April 21, 2016 to the time regular production resumed on or about May 15, 2016, subject to a positive release protocol, or the costs to put into place corrective and preventive actions at our roasting facilities. Our remediation efforts are ongoing, and we expect to continue to incur related costs, which may be material.

Our estimates of the losses related to the recall are provisional and were determined based on an assessment of the information available to us up to the date of filing of our quarterly report on Form 10-Q for the quarterly period ended July 2, 2016, including a preliminary review of customer claims received as of that date and consideration of the extent of potential additional claims that have yet to be received. Under U.S. GAAP, our estimates reflect the amount that we determined, as of the date of the filing of our quarterly report on Form 10-Q, to be both probable and reasonably estimable. To the extent our estimates include ranges of liabilities and we believe that no amount within the range is a better estimate than any other amount, we use the minimum amount of the range as our accrued liability. Our recognized estimated losses included amounts at the low end of ranges of potential claims, and we may need to revise our estimates to be materially larger than our previously announced estimates as we continue to work with our customers to substantiate the claims received to date and any additional claims that may be received. We may also incur costs that are significantly greater than our previously announced estimates. These revisions of our estimated losses and costs may occur at any time as we continue this process, including for the quarterly period ended October 1, 2016.

In addition, we are currently unable to estimate the impact that this recall may have on our future sales of sunflower products or on our ongoing relationships with our customers, which may have an adverse impact on the fair value of our customer relationship intangible asset and the goodwill associated with our sunflower operations, which had carrying values of $6.7 million and $17.5 million, respectively, as at July 2, 2016. The recall may cause us to lose future revenues from, or relationships with, one or more material customers, and the impact of the recall could affect our customers’ willingness to continue to purchase other unrelated products from us or could hinder our ability to grow our business with those customers.

We carry general liability and product recall insurance and are expecting to recover the recall-related costs through our insurance policies, less applicable deductibles under these policies. We recognize expected insurance recoveries in the period in which the recoveries are determined to be probable of realization. Accordingly, in the second quarter of 2016, we recorded estimated insurance recoveries of $15.4 million for the losses recognized to date related to the recall. However, we may not recover amounts equal to the amount of the losses recognized. As of the date hereof, $2.0 million of recall-related insurance payments are due from our insurance providers.

We may not be able to determine the full extent of the losses related to the recall for some time and certain factors impacting these losses, such as our customers’ processes for developing their claims, the timing of submission of any such claims and the terms of our customers’ insurance policies and related coverage, are beyond our control.

See “Risks Related to Our Business—Product liability suits, recalls and threatened market withdrawals, could have a material adverse effect on our business.”

Non-GAAP Financial Measures

We have included certain non-GAAP financial measures in this disclosure, including segment operating income, EBITDA, Adjusted EBITDA and Run-Rate Adjusted EBITDA with respect to SunOpta (each as defined below). We believe these non-GAAP financial measures provide information useful to investors in assessing our financial condition and results of operations in a way similar to our management.

However, these measures are not prescribed by accounting principles generally accepted in the United States of America (“U.S. GAAP”) and should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP. Segment operating income, EBITDA, Adjusted EBITDA and Run-Rate Adjusted EBITDA have important limitations as analytical tools and should not be viewed in isolation. Segment operating income, EBITDA, Adjusted EBITDA and Run-Rate Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may be defined differently by other companies in our industry. See below for definitions of non-GAAP financial measures used in this disclosure and reconciliations thereof to the most directly comparable U.S. GAAP measures.

Our management uses a variety of financial and operating measures to analyze operating segment performance. To supplement our financial information presented in accordance with U.S. GAAP, our management uses additional measures that are known as “non-GAAP” financial measures in its evaluation of past performance and prospects for the future. These non-GAAP financial measures include segment operating income, EBITDA, Adjusted EBITDA and Run-Rate Adjusted EBITDA, and we believe they are important measures in assessing our operating results and profitability.

We believe that these non-GAAP financial measures assist investors in comparing our financial performance across reporting periods on a consistent basis by excluding items that are not indicative of our core operating performance. However, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with U.S. GAAP. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure.

EBITDA, Adjusted EBITDA and Run-Rate Adjusted EBITDA

When reviewing the results of our operating segments, our management reviews segment operating income, EBITDA, Adjusted EBITDA and Run-Rate Adjusted EBITDA to assess performance and allocate resources. Segment operating income excludes other income/expense items and goodwill impairment losses. In addition, interest expense, impairment loss on investment and provisions for income taxes are not allocated to the operating segments. We define “segment operating income” as “earnings (loss) from continuing operations before the following,” excluding the impact of other income/expense items and goodwill impairments. We define “EBITDA” as segment operating income plus depreciation and amortization and non-cash stock compensation expense; “Adjusted EBITDA” as EBITDA excluding certain charges and gains that affect the comparability of operating performance; and “Run-Rate Adjusted EBITDA” as Adjusted EBITDA plus certain facilities start-up and retrofitting costs, the annualized effect of certain acquisitions and new contracts, as well as the effect of contract price increases, the incremental costs of a late harvest and synergies we expect to realize within twelve months of the closing of the Sunrise Acquisition. We are also presenting Run-Rate Adjusted EBITDA because it will be used in certain covenants in the Indenture. The following is a tabular presentation of segment operating income, EBITDA, Adjusted EBITDA and Run-Rate Adjusted EBITDA, including a reconciliation to earnings (loss) from continuing operations, which we believe to be the most directly comparable U.S. GAAP financial measure:

	Pro Forma Twelve Months Ended July 2, 2016	Pro Forma Six Months Ended		Six Months Ended		Pro Forma Fiscal Year Ended January 2, 2016	Fiscal Year Ended
(in thousands of U.S. dollars)		July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015		January 2, 2016	January 3, 2015	December 28, 2013
(Loss) earnings from continuing operations	$(15,413)	$(4,202)	$2,755	$(13,280)	$10,728	$(8,456)	$(3,132)	$19,490	$(8,583)
(Recovery of) provision for income taxes	(11,381)	(4,421)	182	(10,221)	5,406	(6,778)	(3,390)	12,043	8,423
Interest expense, net	40,570	19,206	21,411	22,570	2,068	42,775	15,669	3,943	4,216
Other expense (income), net	17,486	12,411	1,029	12,411	741	6,104	12,151	(2,220)	5,455
Impairment loss on investment	—	—	—	—	—	—	—	8,441	21,495

Total segment operating income	$31,262	$22,994	$25,377	$11,480	$18,943	$33,645	$21,298	$41,697	$31,006
Depreciation and amortization	33,435	17,309	14.694	17,309	8,325	30,820	21,007	15,641	14,273
Stock compensation expense	3,680	1,992	2,420	1,992	2,028	4,108	3,512	3,906	2,770

EBITDA	$68,377	$42,295	$42,491	$30,781	$29,296	$68,573	$45,817	$61,244	$48,049
Adjusted for:
Plant expansion and start-up costs(1)	4,951	1,565	695	1,565	695	4,081	4,081	—	—
Downtime, spoilage, and other costs due to equipment failure(2)	2,219	—	—	—	—	2,219	2,219	—	—
Inventory reserves and low margin sales to reduce inventory exposures(3)	2,367	—	—	—	—	2,367	2,367	—	—
Demurrage, detention and other related expenses(4)	2,038	—	—	—	—	2,038	2,038	—	—
Professional fees related to ongoing litigation and other activities(5)	2,201	1,286	794	1,286	794	1,709	1,709	—	—
Product withdrawal and recall costs	300	300	—	300	—	—	—	—	—
Costs related to business acquisitions(6)	150	150	—	11,664	—	—	4,000	—	—

Adjusted EBITDA	$82,603	$45,596	$43,980	$45,596	$30,785	$80,987	$62,231	$61,244	$48,049

Additional run rate adjustments:
Facilities start-up and retrofitting costs(7)	3,428
Annualized effect of acquisitions(8)	188
Incremental costs of late harvest(9)	879
Timing of contract price increases(10)	1,520
Projected synergies based on actions to be implemented in second half fiscal 2016(11)	4,523

Run-Rate Adjusted EBITDA	$93,141

Other Financial Data:
Ratio of first lien debt/Run-Rate Adjusted EBITDA(12)	2.6x
Ratio of total debt/Run-Rate Adjusted EBITDA(13)	6.1x
Ratio of Run-Rate Adjusted EBITDA/interest expense(14)	2.3x

(1)	Reflects certain costs related to the ramp-up of production at our premium juice facility to accommodate the needs of certain significant customers and the start-up of our recently opened aseptic beverage processing and filling capabilities at our Allentown, Pennsylvania facility, and these start-up costs reflect the negative gross margin reported by the facilities, which is expected to decrease as production volumes approach break-even levels. For additional information, see “Item 1. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Development—Addition of East Coast Aseptic Processing and Packaging Operations” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016. Although costs relating to the ramp-up of new or retrofitted facilities are part of our ongoing operations, we have added back these costs because we do not believe they are representative of the costs we would typically incur in the ordinary course of business in a given fiscal year.
(2)	Reflects downtime and spoilage caused by equipment failure at our Allentown, Pennsylvania pouch facility. Although equipment failures are a risk of our business and the cost of addressing any such failures is an expense of our ongoing operations, we have added back these costs because we do not believe they are representative of that costs we would typically incur in the ordinary course of our business in a given fiscal year.
(3)	Reflects aging reserves and low margin sales to reduce inventory exposures on certain organic raw materials within our Global Ingredients segment. Although we may sell inventory at lower margins as we manage our inventory levels in the ordinary course of business, we have added back these costs because they relate to particular exposures on certain organic commodities that we do not believe are reflective of the margins we typically expect to achieve for our Global Ingredients products.
(4)	Reflects additional logistics costs we incurred in connection with transloading capacity constraints on imported and exported organic raw materials within our Global Ingredients segment.
(5)	Reflects litigation-related legal costs related to a dispute with Plum PBC (“Plum”), as described in “Item 1. Legal Proceedings” in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2016 and in note 13 to the unaudited consolidated financial statements included therein. We have added back these costs in calculating EBITDA because the Plum matter was settled in July 2016, and we do not believe our litigation costs during these periods reflect the litigation costs that we incur in typical periods. However, we incur litigation costs in the ordinary course of business, and we cannot predict our litigation costs in any given period.
(6)	Costs related to business acquisitions represent a portion of the costs incurred in connection with the acquisition of Sunrise, recorded in costs of goods sold. Does not include an additional $2.2 million of costs included in other expense and $6.5 million included in interest expense relating to those acquisitions. Primarily represents the impact on costs of goods sold during the period of the fair value adjustment related to Sunrise’s inventory that was sold by the Company subsequent to the Sunrise Closing Date.
(7)	Represents additional costs relating to the retrofitting of SunOpta’s premium juice operations in San Bernardino, California, and these start-up costs reflect the negative gross margin reported by the facility (other than amounts reflected in the adjustment described in footnote (1) above), which is expected to decrease as the facility ramps up to break-even production levels.
(8)	Reflects the estimated effect that our August 2015 acquisition of Niagara Natural would have had on Adjusted EBITDA if that acquisition had been completed on July 5, 2015. However, these amounts are not necessarily indicative of the contribution of this acquisition to our business in future periods.
(9)	Represents incremental costs relating to the delayed start to the strawberry harvest season, which resulted in the need for significant inventory rework and caused factory inefficiencies.
(10)	Estimated effect on Adjusted EBITDA of increased pricing passed through to customers as a result of increased raw material costs for frozen strawberries assuming that the price increases had been in effect beginning on January 2, 2016.
(11)	We currently expect to realize approximately $10 million in estimated run-rate cost synergies from the Sunrise Acquisition over the three years following the closing of the Sunrise Acquisition. Approximately $4.5 million of such synergies are projected to be realized with respect to actions we expect to implement during the third and fourth fiscal quarters of 2016, including approximately $1 million relating to leveraging joint sourcing, operational and commercial capabilities, approximately $3 million relating to facility rationalizations and approximately $1 million relating to back-office consolidation. However, we may not be successful in achieving these synergies within this period, or at all. See “Risk Factors—Risks Related to Our Ongoing Operational Review and Our Business Acquisitions—We may not have accurately estimated the benefits or synergies to be realized from
(12)	Represents the ratio of pro forma first lien debt incurred under our Global Credit Facility of $241.6 million as of July 2, 2016 to pro forma Run-Rate Adjusted EBITDA for the twelve months ended July 2, 2016.
(13)	Represents the ratio of pro forma total debt of $565.3 million as of July 2, 2016 to pro forma Run-Rate Adjusted EBITDA for the twelve months ended July 2, 2016.
(14)	Represents the ratio of pro forma Run-Rate Adjusted EBITDA for the twelve months ended July 2, 2016 to pro forma interest expense, net of $40.6 million for the same period.

business acquisitions.” We expect to incur integration-related costs in the range of $7 million to $8 million over the first two years following the completion of the Sunrise Acquisition. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the Sunrise Acquisition and the integration of our companies.

Risk Factors

Risks Related to Our Business

Product liability suits, recalls and threatened market withdrawals, could have a material adverse effect on our business

Many of our products are susceptible to harmful bacteria, and the sale of food products for human consumption involves the risk of injury or illness to consumers. Such injuries may result from inadvertent mislabeling, tampering by unauthorized third parties, faulty packaging materials, product contamination, or spoilage. Under certain circumstances, we or our customers may be required to recall or withdraw products, which may lead to a material and adverse effect on our business, financial condition or result of operations. Our customers may also voluntarily recall or withdraw a product we manufactured or packaged, even without consulting us, which could increase our potential liability, costs or and result in lost sales. A product recall or withdrawal could result in significant losses due to the costs of the recall, the destruction of product inventory, and lost sales due to the unavailability of product for a period of time. In addition, we could be forced to temporarily close one or more production facilities. Even if a situation does not necessitate a recall or market withdrawal, product liability claims might be asserted against us. If a product recall or withdrawal were to lead to a decline in sales of a similar or related product sold by a customer or other third party, that party could also initiate litigation against us. While we are subject to governmental inspection and regulations and believe our facilities and those of our co-packers comply in all material respects with all applicable laws and regulations, if the consumption of any of our products causes, or is alleged to have caused, a health-related illness in the future, we may become subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or physical harm could adversely affect our reputation with existing and potential customers and consumers and our corporate and brand image.

For example, on July 29, 2016, one of our wholly-owned subsidiaries agreed to pay $5.0 million in cash and up to $4.0 million in rebates to one of our customers to settle litigation filed by the customer in connection with a voluntary recall of certain products manufactured at our subsidiary’s Allentown, Pennsylvania facility.

On May 3, 2016, we announced a voluntary recall of certain sunflower kernel products produced at our Crookston, Minnesota facility that have the potential to be contaminated with Listeria monocytogenes bacteria, and a number of our customers initiated recalls of their products that contain the affected sunflower kernels as an ingredient or component. While we have recognized estimated losses of $16.0 million related to this recall, our recognized estimated losses included amounts at the low end of ranges of potential claims. Accordingly, we may need to revise our estimates to be materially larger than our previously announced estimates as we continue to work with our customers to substantiate the claims received to date and any additional claims that may be received. We may also incur costs that are significantly greater than our previously announced estimates. These revisions of our estimated losses and costs may occur at any time as we continue this process, including for the quarterly period ended October 1, 2016.

Additionally, these losses do not reflect costs associated with the interruption of production at the Crookston facility for the period from April 21, 2016 to the time regular production resumed on or about May 15, 2016, subject to a positive release protocol, or the costs to put into place corrective and preventive actions at our roasting facilities. Our remediation efforts are ongoing, and we expect to continue to incur related costs, which may be material. Further, we are currently unable to estimate the impact that this recall may have on our future sales of sunflower products or on our ongoing relationships with our customers. The recall may cause us to lose future revenues from, or relationships with, one or more material customers, and the impact of the recall could affect our customers’ willingness to continue to purchase other unrelated products from us or could hinder our ability to grow our business with those customers. We may not be able to determine the full extent of the losses related to the recall for some time and certain factors impacting these losses, such as our customers’ processes for developing their claims, the timing of submission of any such claims and the terms of our customers’ insurance policies and related coverage, are beyond our control.

Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. Although we maintain product liability insurance, we may incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage. A product liability judgment against us or a further product recall could have a material and adverse effect on our business, financial condition or results of operations.

Risks Related to Our Ongoing Operational Review and Our Business Acquisitions

We are conducting a thorough review of the Company’s operations, management and governance. Both the process of conducting this review and its outcome and implementation could pose a number of risks whose occurrence could have an adverse impact on our business, financial condition or results of operations.

We are conducting a thorough review of our operations, management and governance in partnership with representatives of Oaktree. Among other things, our Board has committed to a further review of governance and leadership with a particular focus on continuing to add independent directors with significant operating and supply chain expertise in the food industry and continuing to ensure that we have the management resources to implement our strategy and the action items that emerge from our operational review. We are also considering a number of operational actions to improve our profitability and streamline our operations for long-term success. These actions may include rationalization or consolidation of certain of our operations or facilities, reinvestment in certain of our operations or facilities, investments in personnel, processes and tools, as well as other cost saving initiatives. These actions could consume capital resources and could also give rise to impairment and other restructuring charges that would be both cash and non-cash in nature, and these charges could be material. We expect to provide an update on these efforts in conjunction with our third quarter earnings release and we expect any such board, management or operational changes to be implemented in the coming quarters.

We have not yet finalized our review, but you should be aware that we may decide to take actions with a material impact on our operations, strategy, governance, management and future prospects. Certain actions that we take may lead to write-downs of assets and/or charges in our third quarter and in future periods. In addition, we cannot predict whether the actions we take will be successful in achieving our goals of improving our profitability and financial performance and delivering long-term value to our shareholders. In addition, any action we take may offer limited value for our debtholders and may not enhance the value of the Notes or provide the expected benefits. Our ongoing review could expose us to a number of other risks, including the following:

•	distraction of management;

•	difficulties in hiring, retaining and motivating key personnel as a result of uncertainty generated by the review and the implementation of any resulting recommendations;

•	difficulties in maintaining relationships or arrangements with customers, suppliers and other third parties; and

•	increases in general and administrative expenses associated with the need to retain and compensate business and recruiting consultants and other advisors.

Further, we do not intend to discuss or disclose further developments during this review process unless and until the Board has approved a specific action. Accordingly, speculation regarding any developments related to the review of our operations, management and governance and perceived uncertainties related to our future could cause our stock price or the price of the Notes to fluctuate significantly.

The occurrence of any one or more of the above risks could have an adverse impact on our business, financial results, liquidity and financial condition.

Our significant investors may have interests that conflict with those of our debtholders and other stakeholders.

Under the agreements executed in connection with the Oaktree Investment Transactions, Oaktree initially may acquire common stock of SunOpta Inc. representing up to 19.99% of SunOpta Inc.’s outstanding common stock. This percentage may be increased to 27% under the circumstances described under “Recent Developments—Investor Rights Agreement,” subject to shareholder approval.

Oaktree has nominated two members of our Board and is entitled to designate two nominees for election to our Board so long as it beneficially owns or controls at least 11.1% of SunOpta Inc.’s common stock on an as-exchanged basis. If Oaktree beneficially owns or controls less than 11.1% but more than 5% of SunOpta Inc.’s common stock on an as-exchanged basis, it will be entitled to designate one nominee. In addition, Engaged Capital LLC, SunOpta Inc.’s second largest shareholder, has nominated one member of our Board.

Oaktree is participating in our ongoing review of our operations, management and governance. Oaktree’s objectives and perspectives during this review may not always be aligned with those of other stakeholders, including our debtholders and smaller shareholders.

The interests of our large holders of common stock of SunOpta Inc. or preferred stock of SunOpta Foods Inc. and their affiliates may differ from the interests of our debtholders in material respects. For example, our large investors and their affiliates may have an interest in directly or indirectly pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their other equity investments, even though such transactions might involve risks to us, including risks to our liquidity and financial condition. Our large investors and their affiliates are in the business of making or advising on investments in companies, including businesses that may directly or indirectly compete with certain portions of our business. They may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

A concentration of ownership within our large investors could potentially be disadvantageous to, or conflict with, interests of our debtholders or smaller shareholders. In addition, if any significant shareholder were to sell or otherwise transfer all or a large percentage of its holdings, we could find it difficult to raise capital, if needed, through the sale of additional equity securities.

We may not have accurately estimated the benefits or synergies to be realized from the Sunrise Acquisition and other business acquisitions

Our expected benefits and synergies from the Sunrise Acquisition and other acquisitions may not be realized if our cash flow estimates associated with the assets of those businesses are materially inaccurate or if we fail to identify operating problems or liabilities prior to acquisition. For example, we have disclosed that we expect to realize synergies of $10 million over the three years following the closing of the Sunrise Acquisition, and our calculation of Run-Rate Adjusted EBITDA includes a projection of the portion of those synergies are projected to be realized based on actions we expect to implement during the third and fourth fiscal quarters of 2016. However, our estimates may prove to be inaccurate. We perform inspections of the assets to be acquired, which we believe to be generally consistent with industry practices. However, the accuracy of our assessments of the assets and our estimates are inherently uncertain. There could also be environmental or other problems that were not discovered in the course of our due diligence and inspections. If problems or risks are identified after the closing of an acquisition, there may be limited recourse against the former owners.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated statements of operations for the year ended January 2, 2016 and for the two quarters ended July 2, 2016 and July 4, 2015 combine the historical consolidated statements of operations of SunOpta and Sunrise and give effect to (i) the Sunrise Acquisition and the Acquisition Financing Transactions as if such transactions had occurred on January 4, 2015, and (ii) the Exchange of the Senior Term Loans into Notes as if such transaction had occurred on January 2, 2016. The unaudited pro forma condensed consolidated statement of operations for the twelve months ended July 2, 2016 has been derived from the unaudited pro forma condensed consolidated statements of operations for the year ended January 2, 2016 and for the two quarters ended July 2, 2016 and July 4, 2015. The statement of operations and related notes for the twelve months ended July 2, 2016 have been calculated by subtracting the financial information for the two quarters ended July 4, 2015 from the financial information for the year ended January 2, 2016 and adding the financial information for the two quarters ended July 2, 2016.

The unaudited pro forma condensed consolidated balance sheet as of July 2, 2016 gives effect to the Exchange of the Senior Term Loans into Notes as if such transaction had occurred on July 2, 2016. The Sunrise Acquisition and Acquisition Financing Transactions are already reflected in the unaudited consolidated balance sheet of SunOpta as of July 2, 2016.

The historical consolidated financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the Sunrise Acquisition, including the related Acquisition Financing Transactions; (ii) factually supportable; and (iii) with respect to the statements of operations, expected to have a continuing impact on SunOpta’s consolidated financial results. Except to the extent already recognized in the unaudited interim consolidated financial statements of SunOpta as of and for the two quarters ended July 2, 2016, the unaudited pro forma condensed consolidated financial statements do not give effect to the Oaktree Investment Transactions or SunOpta’s entry into the Global Credit Facility in February 2016, as these transactions are not directly attributable to the Sunrise Acquisition.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial statements. In addition, the unaudited pro forma condensed consolidated financial statements were derived from and should be read in conjunction with the:

•	audited consolidated financial statements of SunOpta as of and for the year ended January 2, 2016 and the related notes included herein and in our Annual Report on Form 10-K for the year ended January 2, 2016;

•	unaudited interim consolidated financial statements of SunOpta as of and for the two quarters ended July 2, 2016 and July 4, 2015 and the related notes included herein and in our Quarterly Report on Form 10-Q for the quarter ended July 2, 2016; and

•	unaudited interim consolidated financial statements of Sunrise as of and for the three quarters ended September 30, 2015 and the related notes included herein and in our Current Report on Form 8-K filed on December 21, 2015.

The results of operations of Sunrise for the period from October 1, 2015 to October 9, 2015, included in the unaudited pro forma condensed consolidated statements of operations and related notes for the twelve months ended July 2, 2016 and year ended January 2, 2016, were prepared from the books and records of Sunrise on a basis consistent with the unaudited interim consolidated financial statements of Sunrise as of and for the two quarters ended June 30, 2016 and June 30, 2015.

The unaudited pro forma condensed consolidated financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what SunOpta’s financial position or results of operations actually would have been had the Sunrise Acquisition, the Acquisition Financing Transactions and the Exchange of the Senior Term Loans into Notes been completed as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial statements do not purport to project the future financial position or operating results of SunOpta.

Except to the extent already realized in the consolidated financial statements of SunOpta for the periods ended subsequent to the Sunrise Closing Date, the unaudited pro forma condensed consolidated financial statements do not reflect any cost savings, operating synergies or revenue enhancements that SunOpta may achieve as a result of the Sunrise Acquisition; costs necessary to achieve these cost savings, operating synergies and revenue enhancements; or costs to integrate the operations of Sunrise.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED JULY 2, 2016

(Expressed in thousands of U.S. dollars, except per share data)

	SunOpta	Sunrise		Reclass-
	(July 5, 2015 to July 2, 2016)	(July 1, 2015 to September 30, 2015)	(October 1, 2015 to October 9, 2015)	ification Adjust- ments (note 5)		Pro Forma Adjust- ments (note 6)		Pro Forma Consol- idated
Revenues	$1,294,051	$89,109	$4,514	$—		$(377	) (a)	$1,387,297

Cost of goods sold	1,174,633	76,714	6,619	—		(15,691	) (a)(b)(c)	1,242,275

Gross profit (loss)	119,418	12,395	(2,105)	—		15,314		145,022

Selling, general and administrative expenses	94,504	—	—	8,339	(a)(b)	(2,162	) (d)	100,681
Selling expenses	—	861	205	(1,066	) (a)	—		—
General and administrative expenses	—	5,611	3,190	(8,801	) (b)(c)	—		—
Intangible asset amortization	9,278	—	—	1,528	(c)	472	(e)	11,278
Other expense, net	23,821	—	—	21,965	(d)(e)	(28,300	) (f)	17,486
Transaction and transition costs	—	4	21,578	(21,582	) (d)	—		—
Foreign exchange loss	1,801	—	—	—		—		1,801

Earnings (loss) from continuing operations before the following	(9,986)	5,919	(27,078)	(383)		45,304		13,776

Interest expense, net	36,171	3,108	3,759	—		(2,468	) (g)	40,570
Other expense (income)	—	490	(107)	(383	) (e)	—		—

Earnings (loss) from continuing operations before income taxes	(46,157)	2,321	(30,730)	—		47,772		(26,794)

Provision for (recovery of) income taxes	(19,017)	346	(11,340)	—		18,630	(h)	(11,381)

Earnings (loss) from continuing operations	(27,140)	1,975	(19,390)	—		29,142		(15,413)

Earnings (loss) attributable to non- controlling interests	393	(260)	—	—		—		133

Earnings (loss) from continuing operations attributable to controlling interests (note 7)	$(27,533)	$2,235	$(19,390)	$—		$29,142		$(15,546)

Loss per share from continuing operations (note 7)
Basic	$(0.34)							$(0.18)
Diluted	$(0.34)							$(0.18)

Weighted-average number of shares outstanding (000s)
Basic	81,304					4,019	(i)	85,323
Diluted	81,354					4,019	(i)	85,373

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these financial statements. The reclassification adjustments are explained in note 5. Reclassification Adjustments, and the pro forma adjustments are explained in note 6. Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JANUARY 2, 2016

(Expressed in thousands of U.S. dollars, except per share data)

	SunOpta	Sunrise		Reclass-
	(January 4, 2015 to January 2, 2016)	(January 1, 2015 to September 30, 2015)	(October 1, 2015 to October 9, 2015)	ification Adjust- ments (note 5)		Pro Forma Adjust- ments (note 6)		Pro Forma Consol- idated
Revenues	$1,145,134	$234,452	$4,514	$—		$(1,498	) (a)	$1,382,602

Cost of goods sold	1,034,772	202,133	6,619	—		(4,898	) (a)(b)(c)	1,238,626

Gross profit (loss)	110,362	32,319	(2,105)	—		3,400		143,976

Selling, general and administrative expenses	85,754	—	—	17,429	(a)(b)	(2,162	) (d)	101,021
Selling expenses	—	2,711	205	(2,916	) (a)	—		—
General and administrative expenses	—	15,809	3,190	(18,999	) (b)(c)	—		—
Intangible asset amortization	4,951	—	—	4,486	(c)	1,514	(e)	10,951
Other expense, net	12,151	—	—	22,553	(d)(e)	(28,600	) (f)	6,104
Transaction and transition costs	—	219	21,578	(21,797	) (d)	—		—
Foreign exchange gain	(1,641)	—	—	—		—		(1,641)

Earnings (loss) from continuing operations before the following	9,147	13,580	(27,078)	(756)		32,648		27,541

Interest expense, net	15,669	8,176	3,759	—		15,171	(g)	42,775
Other expense (income)	—	863	(107)	(756	) (e)	—		—

Earnings (loss) from continuing operations before income taxes	(6,522)	4,541	(30,730)	—		17,477		(15,234)

Provision for (recovery of) income taxes	(3,390)	1,132	(11,340)	—		6,820	(h)	(6,778)

Earnings (loss) from continuing operations	(3,132)	3,409	(19,390)	—		10,657		(8,456)

Loss attributable to non-controlling interests	(136)	(22)	—	—		—		(158)

Earnings (loss) from continuing operations attributable to controlling interests (note 7)	$(2,996)	$3,431	$(19,390)	$—		$10,657		$(8,298)

Loss per share from continuing operations (note 7)
Basic	$(0.04)							$(0.10)
Diluted	$(0.04)							$(0.10)

Weighted-average number of shares outstanding (000s)
Basic	72,408					12,446	(i)	84,854
Diluted	72,463					12,446	(i)	84,909

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these financial statements. The reclassification adjustments are explained in note 5. Reclassification Adjustments, and the pro forma adjustments are explained in note 6. Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWO QUARTERS ENDED JULY 2, 2016

(Expressed in thousands of U.S. dollars, except per share data)

	SunOpta	Pro Forma Adjustments (note 6)		Pro Forma Consolidated
Revenues	$700,460	$—		$700,460

Cost of goods sold	632,581	(11,514	) (b)	621,067

Gross profit	67,879	11,514		79,393

Selling, general and administrative expenses	48,761	—		48,761
Intangible asset amortization	5,646	—		5,646
Other expense, net	12,411	—		12,411
Foreign exchange loss	1,992	—		1,992

Earnings (loss) from continuing operations before the following	(931)	11,514		10,583

Interest expense, net	22,570	(3,364	) (g)	19,206

Loss from continuing operations before income taxes	(23,501)	14,878		(8,623)

Recovery of income taxes	(10,221)	5,800	(h)	(4,421)

Loss from continuing operations	(13,280)	9,078		(4,202)

Earnings attributable to non-controlling interests	507	—		507

Loss from continuing operations attributable to controlling interests (note 7)	$(13,787)	$9,078		$(4,709)

Loss per share from continuing operations
Basic	$(0.16)			$(0.06)
Diluted	$(0.16)			$(0.06)

Weighted-average number of shares outstanding (000s)
Basic	85,483	—	(i)	85,483
Diluted	85,501	—	(i)	85,501

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these financial statements. The pro forma adjustments are explained in note 6. Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWO QUARTERS ENDED JULY 4, 2015

(Expressed in thousands of U.S. dollars, except per share data)

	SunOpta	Sunrise	Re- classification Adjustments (note 5)		Pro Forma Adjustments (note 6)		Pro Forma Consolidated
Revenues	$551,543	$145,343	$—		$(1,121	) (a)	$695,765

Cost of goods sold	492,720	125,419	—		(721	) (a)(c)	617,418

Gross profit	58,823	19,924	—		(400)		78,347

Selling, general and administrative expenses	40,011	—	9,090	(a)(b)	—		49,101
Selling expenses	—	1,850	(1,850	) (a)	—		—
General and administrative expenses	—	10,198	(10,198	) (b)(c)	—		—
Intangible asset amortization	1,319	—	2,958	(c)	1,042	(e)	5,319
Other expense, net	741	—	588	(d)(e)	(300	) (f)	1,029
Transaction and transition costs	—	215	(215	) (d)	—		—
Foreign exchange gain	(1,450)	—	—		—		(1,450)

Earnings from continuing operations before the following	18,202	7,661	(373)		(1,142)		24,348

Interest expense, net	2,068	5,068	—		14,275	(g)	21,411
Other expense	—	373	(373	) (e)	—		—

Earnings from continuing operations before income taxes	16,134	2,220	—		(15,417)		2,937

Provision for income taxes	5,406	786	—		(6,010	) (h)	182

Earnings from continuing operations	10,728	1,434	—		(9,407)		2,755

Earnings (loss) attributable to non-controlling interests	(22)	238	—		—		216

Earnings from continuing operations attributable to non-controlling interests (note 7)	$10,750	$1,196	$—		$(9,407)		$2,539

Earnings per share from continuing operations (note 7)
Basic	$0.16						$0.03
Diluted	$0.16						$0.03

Weighted-average number of shares outstanding (000s)
Basic	67,726				16,670	(i)	84,396
Diluted	68,047				16,670	(i)	84,717

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these financial statements. The reclassification adjustments are explained in note 5. Reclassification Adjustments, and the pro forma adjustments are explained in note 6. Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JULY 2, 2016

(Expressed in thousands of U.S. dollars)

	SunOpta	Reclassification Adjustments (note 5)		Pro Forma Adjustments (note 6)		Pro Forma Consolidated
ASSETS
Current assets
Cash and cash equivalents	$4,292	$—		$—	(n)	$4,292
Accounts receivable	151,299	—		—		151,299
Inventories	400,162	—		—		400,162
Prepaid expenses and other current assets	21,583	—		—		21,583
Current income taxes recoverable	20,588	—		850	(j)	21,438

Total current assets	597,924	—		850		598,774

Property, plant and equipment	171,758	—		—		171,758
Goodwill	241,669	—		—		241,669
Intangible assets	189,406	—		—		189,406
Deferred income taxes	952	—		—		952
Other assets	13,455	(3,200	) (f)	—		10,255

Total assets	$1,215,164	$(3,200)		$850		$1,212,814

LIABILITIES
Current liabilities
Bank indebtedness	$239,733	$—		$5,300	(k)	$245,033
Accounts payable and accrued liabilities	159,872	—		—		159,872
Customer and other deposits	1,477	—		—		1,477
Income taxes payable	5,964	—		—		5,964
Other current liabilities	1,554	—		—		1,554
Current portion of long-term debt	2,140	—		—		2,140
Current portion of long-term liabilities	5,500	—		—		5,500

Total current liabilities	416,240	—		5,300		421,540

Long-term debt	315,944	(3,200	) (f)	(3,114	) (l)	309,630
Long-term liabilities	15,945	—		—		15,945
Deferred income taxes	59,810	—		—		59,810

	807,939	(3,200)		2,186		806,925

EQUITY
Shareholders’ equity
Common shares	299,128	—		—		299,128
Additional paid-in capital	23,901	—		—		23,901
Retained earnings	92,481	—		(1,336	) (m)	91,145
Accumulated other comprehensive loss	(11,367)	—		—		(11,367)

	404,143	—		(1,336)		402,807
Non-controlling interests	3,082	—		—		3,082

Total equity	407,225	—		(1,336)		405,889

Total equity and liabilities	$1,215,164	$(3,200)		$850		$1,212,814

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these financial statements. The reclassification adjustments are explained in note 5. Reclassification Adjustments, and the pro forma adjustments are explained in note 6. Pro Forma Adjustments.

1.	Description of Sunrise Transaction

Total consideration for the Sunrise Acquisition was $472.7 million in cash paid as at the Sunrise Closing Date, which included the repayment of all outstanding obligations under Sunrise’s senior credit facility in the amount of $171.5 million. In addition, the total consideration included $23.0 million paid by SunOpta to the holders of Sunrise stock options. As all outstanding Sunrise stock options vested upon the consummation of the Sunrise Acquisition, pursuant to the terms of Sunrise’s pre-existing stock option agreements, the cash consideration paid to the optionholders has been attributed to services prior to the Sunrise Acquisition and included as a component of the purchase price. The total consideration also included $20.9 million paid by SunOpta to settle certain acquisition-related transaction costs incurred by Sunrise in connection with the Sunrise Acquisition. As none of these costs were incurred by Sunrise on behalf of SunOpta, the cash consideration paid to settle these costs has been included as a component of the purchase price. See note 4 to these unaudited pro forma condensed consolidated financial statements for the fair value estimates of the assets acquired and liabilities assumed by SunOpta as at the Sunrise Closing Date.

Total acquisition-related costs incurred by SunOpta in connection with the Sunrise Acquisition amounted to $7.0 million, which were expensed as incurred prior to January 2, 2016. Included in these costs was a representations and warranties insurance policy premium of $1.6 million paid by SunOpta at the consummation of the Sunrise Acquisition. The representations and warranties insurance policy generally covers losses in excess of $6.8 million (up to a specified limit) to which SunOpta is contractually entitled in respect of a breach of the PSA during a policy period from July 30, 2015 until the date that is three years from the Sunrise Closing Date. Total acquisition-related transaction costs incurred by Sunrise in connection with the Sunrise Acquisition amounted to $21.6 million, which were expensed as incurred by Sunrise prior to the consummation of the Sunrise Acquisition.

For further information regarding the Sunrise Acquisition, see note 2 of the audited consolidated financial statements of SunOpta for the year ended January 2, 2016.

In connection with the Sunrise Acquisition, SunOpta completed the following debt and equity financing transactions for gross proceeds of $430.0 million in the aggregate:

•	On October 9, 2015, SunOpta Foods Inc., SunOpta and certain of SunOpta’s other subsidiaries entered into the Second Lien Loan Agreement, pursuant to which SunOpta Foods Inc. borrowed an aggregate principal amount of $330.0 million of term loans.

•	On September 30, 2015, SunOpta completed the Common Stock Offering of 16,670,000 common shares at a price of $6.00 per share, for aggregate gross proceeds of $100.0 million, or net proceeds of $94.1 million after deducting underwriting and other issuance costs.

For further information regarding the Second Lien Loan Agreement and Common Stock Offering, see notes 11 and 12 of the audited consolidated financial statements of SunOpta for the year ended January 2, 2016.

In addition to the preceding debt and equity financing transactions, SunOpta borrowed approximately $72.0 million under its existing credit facilities in connection with Sunrise Acquisition, and the settlement of debt and equity issuance costs related to the Second Lien Loan Agreement and Common Stock Offering. Subsequent to the Sunrise Acquisition, SunOpta borrowed a further $10.0 million under its credit facilities on each of December 18, 2015 and April 1, 2016 in order to repay $20.0 million of the $330.0 million principal amount of the term loans borrowed under the Second Lien Loan Agreement. Accordingly, for purposes of these unaudited pro forma condensed consolidated financial statements, the principal amount of Notes issued in Exchange for the Senior Term Loans is assumed to be $310.0 million. As stated above, these unaudited pro forma condensed consolidated financial statements do not give effect to the Oaktree Investment Transactions, the net proceeds of which were used to prepay a portion of the principal outstanding under the Second Lien Loan Agreement. Accordingly, the actual principal amount of Notes to be issued is expected to be $231.0 million.

2.	Basis of Presentation

The unaudited pro forma condensed consolidated financial statements were prepared using the acquisition method of accounting and were based on the historical financial statements of SunOpta and Sunrise. Under the acquisition method of accounting, the assets acquired and liabilities assumed of Sunrise were recorded at their respective fair values as of the Sunrise Closing Date, and added to those of SunOpta. The results of operations of Sunrise are included in the consolidated financial statements of SunOpta commencing as of the Sunrise Closing Date.

Acquisition-related transaction costs (including advisory, legal, valuation and other professional fees) incurred by SunOpta in connection with the Sunrise Acquisition were not included as a component of consideration transferred but were accounted for as expenses in the periods in which the costs were incurred. The acquisition-related transaction costs incurred by each of SunOpta and Sunrise in connection with the Sunrise Acquisition are not reflected in the unaudited pro forma condensed consolidated statements of operations as they do not have a continuing impact on SunOpta’s consolidated financial results. Except to the extent already realized in the consolidated financial statements of SunOpta for the periods ended subsequent to the Sunrise Closing Date, the unaudited pro forma condensed consolidated financial statements do not reflect the cost savings, operating synergies or revenue enhancements that SunOpta may achieve as a result of the Sunrise Acquisition, or the acquisition-related integration or restructuring charges expected to be incurred to achieve those synergies or enhancements.

3.	Accounting Policies

The accounting policies used in the preparation of the unaudited pro forma condensed consolidated financial statements are consistent with those described in the unaudited interim consolidated financial statements of SunOpta for the two quarters ended July 2, 2016 and July 4, 2015 and the audited consolidated financial statements of SunOpta for the year ended January 2, 2016. As described in note 5, certain reclassifications have been made to the historical financial statements of Sunrise to conform to SunOpta’s financial statement presentation.

4.	Assets Acquired and Liabilities Assumed

The following table summarizes the estimated fair values assigned by SunOpta to the assets acquired and liabilities assumed of Sunrise as at the Sunrise Closing Date.

	$

Cash and cash equivalents		1,728
Accounts receivable		26,090
Inventories(1)		124,829
Income taxes recoverable		12,025
Other current assets		3,982
Property, plant and equipment(2)		46,068
Intangible assets(3)		170,000
Accounts payable and accrued liabilities		(24,169)
Long-term debt, including current portion		(7,620)
Deferred income taxes, net		(75,193)

Net identifiable assets acquired		277,740
Goodwill(4)		196,709
Non-controlling interest		(1,781)

Net assets acquired		472,668

(1)	Includes an estimated fair value adjustment to inventory of $19.0 million.

(2)	Includes an estimated fair value adjustment to property, plant and equipment of $3.7 million.

(3)	The identified intangible assets relate to customer relationships in existence at the Sunrise Closing Date between Sunrise and major U.S. retail and foodservice customers. The customer relationships intangible assets will be amortized over an estimated weighted-average useful life of approximately 23 years.

(4)	Goodwill is calculated as the difference between the acquisition-date fair values of the total consideration and the net assets acquired. None of the goodwill is expected to be deductible for tax purposes.

5.	Reclassification Adjustments

Certain reclassifications have been made to the historical financial statements of Sunrise to conform to the financial statement presentation adopted by SunOpta. In addition, SunOpta will reclassify debt issuance costs related to the Transactions and the Exchange that were recorded in other assets on its unaudited consolidated balance sheet as of July 2, 2016. Reclassification adjustments described below to Sunrise’s and SunOpta’s historical financial statement presentation are included in the column under the heading “Reclassification Adjustments.”

(a)	Reclassification of Sunrise’s selling expenses to selling, general and administrative expenses.

(b)	Reclassification of Sunrise’s general and administrative expenses of $7.3 million for the twelve months ended July 2, 2016, $14.5 million for the year ended January 2, 2016, and $7.2 million for the two quarters ended July 4, 2015 to selling, general and administrative expenses.

(c)	Reclassification of general and administrative expenses of $1.5 million for the twelve months ended July 2, 2016, $4.5 million for the year ended January 2, 2016, and $3.0 million for the two quarters ended July 4, 2015 to intangible asset amortization expense.

(d)	Reclassification of Sunrise’s transaction and transition costs to other expense, net included in “Earnings (loss) from continuing operations before the following.”

(e)	Reclassification of Sunrise’s other income/expense presented below “Earnings (loss) from continuing operations before the following” to other expense, net included in “Earnings (loss) from continuing operation before the following.”

(f)	Reclassification from other assets to long-term debt of $3.2 million of debt issuance costs related to the Notes that were incurred by SunOpta prior to July 2, 2016.

6.	Pro Forma Adjustments

Pro forma adjustments described below are included in the column under the heading “Pro Forma Adjustments.”

(a)	To eliminate sales of raw material frozen fruit from Sunrise to SunOpta prior to the Sunrise Closing Date of $0.4 million for the twelve months ended July 2, 2016, $1.5 million for the year ended January 2, 2016, and $1.1 million for the two quarters ended July 4, 2015.

(b)	To eliminate the fair value adjustment related to Sunrise’s acquired inventory that was sold by SunOpta subsequent to the Sunrise Closing Date, as this adjustment does not have a continuing impact on SunOpta’s consolidated financial results. Of the total estimated fair value adjustment to inventory of $19.0 million recognized as of the Sunrise Closing Date, $15.5 million, $4.0 million and $11.5 million was recognized in cost of goods sold for the twelve months ended July 2, 2016, year ended January 2, 2016 and two quarters ended July 2, 2016, respectively.

(c)	To adjust depreciation expense for the period preceding the Sunrise Closing Date to recognize the fair value increment of $3.7 million related to Sunrise’s property, plant and equipment over an estimated useful life of approximately five years, as follows:

	Twelve Months Ended July 2,	Year Ended January 2,	Two Quarters Ended
	2016	2016	July 2, 2016	July 4, 2015
Depreciation expense for fair value increment	$200	$600	$—	$400

Adjustment	$200	$600	$—	$400

(d)	To eliminate $2.2 million of stock-based compensation expense recognized by Sunrise as at the Sunrise Closing Date in connection with the acceleration of vesting of all outstanding stock options upon the consummation of the Sunrise Acquisition, as this expense will not have a continuing impact on SunOpta’s consolidated financial results.

(e)	To adjust amortization expense for the period preceding the Sunrise Closing Date to eliminate Sunrise’s historical intangible asset amortization and to record amortization expense based on the estimated fair value of Sunrise’s identified intangible assets of $170.0 million recognized over an estimated weighted-average useful life of approximately 23 years, as follows:

	Twelve Months Ended July 2,	Year Ended January 2,	Two Quarters Ended
	2016	2016	July 2, 2016	July 4, 2015
Eliminate Sunrise’s historical intangible asset amortization expense	$(1,528)	$(4,486)	$—	$(2,958)
Amortization expense of acquired intangible assets	2,000	6,000	—	4,000

Adjustment	$472	$1,514	$—	$1,042

(f)	To eliminate acquisition-related transaction costs incurred by SunOpta and Sunrise in connection with the Sunrise Acquisition, as these costs do not have a continuing impact on SunOpta’s consolidated financial results. For the twelve months ended July 2, 2016, year ended January 2, 2016 and two quarters ended July 4, 2015, SunOpta recorded costs of $6.7 million, $7.0 million and $0.3 million, respectively, and Sunrise recorded costs of $21.6 million for each of the twelve months ended July 2, 2016 and year ended January 2, 2016.

(g)	To record the following interest-related adjustments:

	Twelve Months Ended July 2, 2016	Year Ended January 2, 2016	Two Quarters Ended
			July 2, 2016	July 4, 2015
Eliminate interest expense recorded by Sunrise related to its senior credit facility(1)	$(2,876)	$(7,055)	$—	$(4,179)
Eliminate amortization and write-off of debt issuance costs by Sunrise related to its senior credit facility(1)	(3,749)	(4,284)	—	(535)
Eliminate recorded interest expense related to the borrowings under the Second Lien Loan Agreement(2)	(17,766)	(5,487)	(12,279)	—
Eliminate recorded amortization and write-off of debt issuance costs(2)	(11,910)	(5,400)	(6,510)	—
Estimated pro forma interest expense related to borrowings under the Second Lien Loan Agreement(3)	27,719	24,840	14,725	11,846
Estimated pro forma amortization of debt issuance costs(3)	5,314	10,757	600	6,043
Estimated pro forma interest expense related to estimated borrowings under SunOpta’s credit facilities in connection with the Sunrise Acquisition(4)	800	1,800	100	1,100

Adjustment	$(2,468)	$15,171	$(3,364)	$14,275

(1)	Interest expense, including the amortization and write-off of related debt issuance costs, under Sunrise’s senior credit facility was eliminated as this facility was repaid by SunOpta upon consummation of the Sunrise Acquisition.

(2)	To eliminate interest expense recorded by SunOpta related to the Initial Loans for the periods subsequent to October 9, 2015. Interest expense related to the Initial Loans included the amortization of associated debt issuance costs of $8.6 million, $3.0 million and $5.6 million for the twelve months ended July 2, 2016, year ended January 2, 2016 and the two quarters ended July 2, 2016, respectively. In addition, interest expense included the write-off of debt issuance costs of $3.3 million, $2.4 million and $0.9 million for the twelve months ended July 2, 2016, year ended January 2, 2016 and two quarters ended July 2, 2016 million, respectively, which comprised loan commitment fees associated with bridge financing for the Sunrise Acquisition that was not utilized and costs incurred in connection with proposed alternative financing arrangements that were intended to repay the term loans outstanding under the Second Lien Loan Agreement.

(3)	To recognize interest expense as if SunOpta had entered into the Second Lien Loan Agreement on January 4, 2015. For purposes of these unaudited pro forma condensed consolidated financial statements, the Initial Loans are assumed to bear interest at an initial rate of 7.0% per annum, increasing by 0.5% per annum at the end of each three-month period after January 4, 2015 and before January 2, 2016, and thereafter the $310.0 million principal amount of the Notes is assumed to bear interest at a rate of 9.5% per annum. For purposes of these unaudited pro forma condensed consolidated financial statements, debt issuance costs of $10.8 million incurred by SunOpta in connection with the Initial Loans are assumed to be deferred and amortized using the effective interest method over a one-year period commencing January 4, 2015. Also for purposes of these unaudited pro forma condensed consolidated financial statements, an estimated $8.5 million of debt issuance costs are assumed to be incurred by SunOpta in connection with the Notes, of which $3.2 million was incurred prior to January 2, 2016 (see note 5(f) to these unaudited pro forma condensed consolidated financial statements). These costs are assumed to be deferred and amortized over the six-year term of the Notes using the effective interest method.

(4)	To adjust interest expense on incremental borrowings under SunOpta’s credit facilities made in connection with the Sunrise Acquisition. For purposes of these unaudited pro forma condensed consolidated financial statements, these borrowings are estimated to be $92.0 million in the aggregate, which comprises: (i) $42.7 million borrowed at the Sunrise Closing Date to fund a portion of the total consideration paid for the Sunrise Acquisition; (ii) $29.3 million borrowed in the aggregate to fund the settlement of debt and equity issuance costs related to the Second Lien Loan Agreement and Common Stock Offering; and (iii) $20.0 million borrowed subsequent to the Sunrise Acquisition to repay an equivalent principal amount of the term loans outstanding under the Second Lien Loan Agreement. The estimated interest rate on these incremental borrowings is approximately 2.5% per annum.

(h)	To record an estimate of the income tax impacts of the foregoing pro forma adjustments on earnings from continuing operations before income taxes. An estimated consolidated U.S. federal and state statutory tax rate of 39.0% has been used. The effective tax rate of SunOpta could be significantly different from the tax rate assumed for purposes of preparing these unaudited pro forma condensed consolidated financial statements for a variety of reasons, including available tax credits and deductions.

(i)	The unaudited pro forma consolidated basic and diluted earnings per share for the periods presented are based on the basic and diluted weighted-average number of common shares outstanding of SunOpta after giving effect to the Common Stock Offering of 16,670,000 common shares as if the offering had occurred on January 4, 2015.

(j)	To record the estimated income tax recovery associated with the amortization of the remaining unamortized debt issuance costs related to the Initial Loans.

(k)	To record estimated borrowings under the Global Credit Facility to fund the settlement of the estimated remaining debt issuance costs of $5.3 million assumed to be incurred in connection with the Notes.

(l)	To record the following adjustments to long-term debt:

Estimated remaining debt issuance costs assumed to be incurred in connection with the Notes	$(5,300)
Amortization of remaining unamortized debt issuance costs related to the Initial Loans	2,186

Adjustment	$(3,114)

(m)	To record the amortization of the $2.2 million of remaining unamortized debt issuance costs related to the Initial Loans, net of the related estimated income tax recovery. Because these costs are not expected to have a continuing impact on SunOpta’s consolidated financial results, the amount was recorded as a decrease to retained earnings.

(n)	To record the cash impact of foregoing pro forma adjustments:

Estimated borrowings under the Global Credit Facility	$5,300
Estimated remaining debt issuance costs assumed to be incurred in connection with the Notes	(5,300)

Adjustment	$—

7.	Results of Discontinued Operations

Pro forma consolidated loss from continuing operations attributable to controlling interests presented in the unaudited pro forma condensed consolidated statements of operations excludes the results of discontinued operations attributable to SunOpta included in SunOpta’s historical consolidated financial statements for the year ended January 2, 2016 and the two quarters ended July 2, 2016 and July 4, 2015. The loss from discontinued operations for the periods presented primarily reflected the results of Opta Minerals, which included an asset impairment charge of $12.4 million and a loss on classification as held for sale of $10.5 million, net of non-controlling interest of $8.8 million, recognized in the year ended January 2, 2016. The following table presents a reconciliation, in total and on a per share basis, of pro forma consolidated loss from continuing operations attributable to controlling interests to pro forma consolidated loss attributable to controlling interests including the results of discontinued operations attributable to SunOpta.

	Twelve Months Ended	Year Ended	Two Quarters Ended
	July 2,	January 2,	July 2,	July 4,
	2016	2016	2016	2015
Pro forma consolidated earnings (loss) from continuing operations attributable to controlling interests	$(15,546)	$(8,298)	$(4,709)	$2,539
Loss from discontinued operations, net of income taxes	(16,578)	(19,475)	(570)	(3,467)

Pro forma consolidated loss attributable to controlling interests	$(32,124)	$(27,773)	$(5,279)	$(928)

Pro forma consolidated earnings (loss) per share - basic
- from continuing operations	$(0.18)	$(0.10)	$(0.06)	$0.03
- from discontinued operations	(0.19)	(0.23)	(0.01)	(0.04)

	$(0.38)	$(0.33)	$(0.06)	$(0.01)

Pro forma consolidated earnings (loss) per share - diluted
- from continuing operations	$(0.18)	$(0.10)	$(0.06)	$0.03
- from discontinued operations	(0.19)	(0.23)	(0.01)	(0.04)

	$(0.38)	$(0.33)	$(0.06)	$(0.01)